Exhibit 8.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 WWW.ORRICK.COM

August 19, 2014

TC PipeLines, LP
717 Texas Street, Suite 2400
Houston, Texas  77002

Re:                             TC PipeLines, LP

Registration Statement (File No. 333-196523)

Dear Ladies and Gentlemen:

We have acted as special counsel to TC PipeLines, LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the preparation of the Registration Statement on Form S-3 filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on June 4, 2014 and Amendment No. 1 thereto filed with the Commission on July 8, 2014 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of the offering and sale (the “Offering”) of common units of the Partnership (“Common Units”) for an aggregate offering price of up to $200 million to be determined at the time of the Offering, and (ii) the preparation of the Prospectus Supplement dated August 19, 2014 (the “Prospectus Supplement”) in respect of the Offering.  In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” in the Registration Statement and under the caption “Tax Considerations” in the Prospectus Supplement (collectively, the “Discussions”).  Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement and the Prospectus Supplement.

We hereby confirm that the legal conclusions contained in the Discussions, subject to the qualifications, limitations and assumptions stated in the Discussions and herein, constitute our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. Our opinion is based on the assumption that any litigated matter will be properly presented to the applicable court.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the references to our firm and this opinion contained in the Discussions. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP